Exhibit 99.3

Paragon Offshore plc 3151 Briarpark Drive Suite 700 Houston, Texas 77042

PRESS RELEASE

PARAGON OFFSHORE ANNOUNCES AGREEMENT IN PRINCIPLE TO SUPPORT A NEW PLAN OF REORGANIZATION WITH TERM LENDERS AND REVOLVER LENDERS

•                  Eliminates approximately $2.4 billion of debt through combination of cash and equitization

•                  Re-focuses core business on North Sea, Middle East, and India

•                  Secured Term Lenders and Secured Revolver Lenders projected to receive their pro rata share of approximately $421 million in cash, subject to certain adjustments, $85 million in take-back debt, and approximately 58% of the new common equity

•                  Unsecured Bondholders projected to receive approximately $50 million in cash, subject to certain adjustments, and approximately 42% of the new common equity

•                  Settlement Agreement with Noble Corporation to be assumed

HOUSTON, January 18, 2017 — Paragon Offshore plc (“Paragon” or the “company”) (OTC: PGNPQ) announced today that it has reached an agreement in principle with an ad hoc committee holding secured debt under Paragon’s Senior Secured Term Loan maturing July 2021 (the “Term Loan,” and such lenders, the “Term Lenders”) and a steering committee holding a majority of the secured debt under Paragon’s Senior Secured Revolving Credit Agreement maturing July 2019 (the “Revolving Credit Agreement” and such lenders, the “Revolver Lenders”) on a term sheet (the “Term Sheet”) to support a new plan of reorganization (the “New Plan”) under chapter 11 of the United States Bankruptcy Code. Holders of Paragon’s 6.75% senior unsecured notes maturing July 2022 and 7.25% senior unsecured notes maturing August 2024 (together, the “Senior Unsecured Notes,” and such holders, the “Bondholders”) are not party to the Term Sheet. However, the Company has been and remains in discussions with the Bondholders regarding the terms of a new chapter 11 plan of reorganization.

Dean E. Taylor, President and Chief Executive Officer, said, “After confirmation of our previous plan of reorganization was denied, the company regrouped, developing a revised business plan which focuses our future activity on Paragon’s core regions in the North Sea, Middle East, and India.  We incorporated feedback from the court’s ruling by adopting more conservative dayrate and utilization projections in our model and had these assumptions validated by outside parties.  Under our new business plan, our operations will be focused on markets where we have an installed base, strong customer relationships, and that we believe are ripe for a recovery.  We expect to be well positioned to capitalize on that recovery through a strong balance sheet, sufficient liquidity, and a more efficient cost structure.”

“Using this business plan as our basis, we entered discussions with all of our creditor groups and, after significant negotiation, reached agreement on this Term Sheet with our secured lenders, which virtually eliminates all of the previous debt from the company’s balance sheet while providing sufficient liquidity to position us for a longer-term recovery in the offshore drilling industry.”

“Although our New Plan is not consensual among all of the creditor groups, we will continue to remain in discussions with the Term Lenders, Revolver Lenders, and Bondholders in hopes of reaching a fully consensual agreement,” continued Mr. Taylor.  “However, even if we are unable to reach a consensual deal, we will diligently seek approval of the New Plan as outlined in the Term Sheet.  In the interim, Paragon will continue to operate our business in the Safe, Reliable, and Efficient manner for which we are known throughout the industry.”

Terms of the Revised Plan

Under the New Plan, approximately $2.4 billion of previously existing debt will be eliminated in exchange for some combination of cash, debt and to-be-issued new equity.  The current debt consists of:

•                  An aggregate principal amount of approximately $642 million related to claims by the Term Lenders;

•                  An aggregate principal amount of approximately $777 million related to claims by the Revolver Lenders; and

•                  An aggregate principal amount of approximately $1.0 billion related to claims by the Bondholders.

If confirmed, the Term Lenders and Revolver Lenders (collectively, the “Secured Lenders”) are projected to each receive their pro rata share of approximately $421 million in cash, which amount is subject to further adjustment on account of claims reserves to be established and working capital and other adjustments at the time of emergence, and an estimated 58% of the new, to-be-issued common equity, subject to dilution.  The

Bondholders are projected to receive approximately $50 million in cash, which amount is subject to further adjustment on account of claims reserves to be established, and an estimated 42% of the new, to-be-issued common equity, subject to dilution.  Existing shareholders are not expected to receive a recovery under the New Plan.

Mr. Taylor commented, “We are disappointed that we were unable to develop a plan of reorganization that preserves value for existing equity holders, especially after previous plans did so.  Unfortunately, during the course of our most recent negotiations, it became clear that there was no viable way forward that included a recovery component for our current shareholders.”

Additional elements of the New Plan include:

•                  The Secured Lenders shall be allocated new senior secured first lien debt in the original aggregate principal amount of $85 million maturing in 2022 (the “New Debt”).  Interest on the New Debt will be LIBOR + 6%, payable quarterly in-kind or in cash at the company’s discretion with a minimum of 1% of interest to be paid in cash.  The New Debt will contain customary affirmative covenants, restrictions on dividends or equity repurchases, and restrictions on additional incurrence of secured indebtedness, notwithstanding the ability to refinance the Prospector sale leaseback arrangement.  There will be no prepayment restrictions or penalties.

•                  The New Debt will permit the company to obtain up to an aggregate face amount of $35 million in letters of credit senior to the New Debt.  Existing letters of credit will remain in place.

•                  The sale-leaseback arrangement for the Prospector rigs remains unchanged.

•                  The Term Sheet contemplates adopting the previously disclosed settlement agreement between Paragon and Noble Corporation (“Noble”) (NYSE: NE), subject to agreement by Noble.

•                  The company expects to emerge from the Chapter 11 process with approximately $190 million of cash on hand, providing adequate liquidity for the company’s revised, more focused business plan.

•                  The Secured Lenders will be entitled to appoint a majority of the reorganized company’s new board of directors upon emergence.

Anticipated Process and Schedule

Paragon, with the support of its Secured Lenders, is currently developing and expects to file the New Plan and a new disclosure statement with respect to the New Plan in the next few weeks.  Upon approval of the disclosure statement, the company expects to enter a solicitation period during which certain impaired creditor classes will have the opportunity to vote on the New Plan.  The New Plan will be subject to usual and customary conditions to plan confirmation, including obtaining the requisite vote of creditors and approval of the United States Bankruptcy Court for the District of Delaware.  The company will seek to obtain court approval of the New Plan and emerge from chapter 11 as soon as possible in the first half of 2017.  Any objections to the New Plan could result in a delay in the date of emergence.

Additional Information

Details of the agreements described herein and copies of the Term Sheet relating to the New Plan can be found in the Current Report on Form 8-K that the company expects to file today.  Additional information will be available on Paragon’s website at www.paragonoffshore.com or by calling Paragon’s Restructuring Hotline at 1-888-369-8935.

Weil, Gotshal & Manges LLP is serving as legal counsel to Paragon, Lazard is serving as financial advisor, and AlixPartners is serving as restructuring advisor.

Forward-Looking Disclosure Statement

This document contains forward-looking statements. Statements regarding any agreements reached with debtholders, including the Term Sheet and its description, Paragon’s new business plan, Paragon’s ability to obtain approval of the New Plan, its ability to implement the proposed transaction set forth under the New Plan, Paragon’s capital structure and competitive position following emergence from bankruptcy, the bankruptcy process including timing and steps, the ability to adopt the previously disclosed settlement agreement with Noble, and implications for shareholders, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of Paragon’s annual report on Form 10-K for the fiscal year ended December 31, 2015, Paragon’s most recently filed report on Form 10-Q, and in Paragon’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Paragon Offshore

Paragon is a global provider of offshore drilling rigs.  Paragon’s operated fleet includes 34 jackups, including two high specification heavy duty/harsh environment jackups, four drillships, and two semisubmersibles.  Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.

For additional information, contact:

For Investors & Media:	Lee M. Ahlstrom
Senior Vice President & Interim Chief Financial Officer
+1.832.783.4040